Exhibit 99.1

Contact:	Media Relations Michele Davis 212 761 9621

For Immediate Release

Alistair Darling Elected to Morgan Stanley Board of Directors

NEW YORK, December 8, 2015 – Morgan Stanley (NYSE: MS) today announced that Alistair Darling has been elected to the Company’s Board of Directors. His appointment is effective January 1, 2016.

Mr. Darling, 62, is a former member of the British Parliament. He served in the government of the United Kingdom from 1997 to 2010 and was Chancellor of the Exchequer from 2007 to 2010.

James Gorman, Chairman and CEO of Morgan Stanley, said, “I am very pleased to welcome Mr. Darling to our Board. He brings strong leadership experience, as well as insight into both the global economy and the global financial system. As Chancellor of the Exchequer he played a central role in responding to the financial crisis. The Board, our management and our shareholders will greatly benefit from his experience and perspective.”

James W. Owens, Chair of the Board’s Nominating and Governance Committee, said, “We extend a warm welcome to Mr. Darling as he joins our Board. We will all benefit from his financial, risk management and regulatory insights.”

Mr. Darling entered the British Parliament in 1987 and served until 2015. He was the Secretary of State for Trade and Industry from 2006 to 2007, the Secretary of State for Transport from 2002 to 2006, the Secretary of State for Scotland from 2003 to 2006, the Secretary of State for Social Security / Work & Pensions from 1998 to 2002, and Chief Secretary to the Treasury from 1997 to 1998. Mr. Darling graduated with a Bachelor of Laws from the University of Aberdeen.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services. With offices in more than 43 countries, the Firm's employees serve clients worldwide including corporations, governments, institutions and individuals. For further information about Morgan Stanley, please visit www.morganstanley.com.

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